Exhibit 99.2

TCFII NxEdge LLC

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2020

REPORT OF INDEPENDENT AUDITORS

To the Management of TCFII NxEdge LLC

We have audited the accompanying consolidated financial statements of TCFII NxEdge LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of operations, of changes in members’ equity and of cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCFII NxEdge LLC and its subsidiaries as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 4, 2022

TCFII NXEDGE LLC
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2020
(in thousands)

Net sales	$176,458
Cost of sales	108,516
Gross profit	67,942
Selling, general and administrative expenses	24,687
Operating income	43,255
Interest expense	(8,366)
Other expense	(1,202)
Income before income taxes	33,687
Income tax expense	(4,849)
Net income	$28,838

See notes to Consolidated Financial Statements.

TCFII NXEDGE LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2020
(in thousands)

OPERATING ACTIVITIES
Net income	$28,838
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of loan costs	941
Depreciation	7,820
Amortization	5,180
Deferred income taxes	(583)
Stock-based compensation	330
Change in assets and liabilities:
Accounts receivable, net	(1,333)
Inventories, net	3,977
Accounts payable	(1,905)
Prepaid expenses and other	486
Right of use asset	(185)
Accrued liabilities	613
Other assets	95
Net cash provided by operating activities	44,274
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(14,083)
Net cash used in investing activities	(14,083)
FINANCING ACTIVITIES
Proceeds from line of credit	12,500
Repayments of line of credit	(26,506)
Proceeds from long-term debt	7,988
Repayments of long-term debt	(18,354)
Cash paid for debt issuance costs	(1,050)
Member distributions	(10,000)
Net cash used in financing activities	(35,422)
Net decrease in cash and cash equivalents	(5,231)
Cash and cash equivalents at beginning of year	9,904
Cash and cash equivalents at end of year	$4,673

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$6,357
Income taxes	$4,851
Non-cash investing and financing activities:
Non-cash acquisitions of property, plant, and equipment	$143
Non-cash modification and extinguishment of debt	$82,070

See notes to Consolidated Financial Statements.

TCFII NXEDGE LLC
CONSOLIDATED BALANCE SHEET
As of December 31, 2020
(in thousands)

ASSETS
Current assets
Cash and cash equivalents	$4,673
Accounts receivable, net of allowance for doubtful accounts of $125	22,114
Inventories, net	15,032
Prepaid expenses and other current assets	2,449
Total current assets	44,268
Property, plant and equipment, net	62,511
Goodwill	59,257
Other intangible assets, net	68,892
Other assets	336
Operating right of use asset	22,196
Total assets	$257,460
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$7,606
Accounts payable	6,481
Accrued expenses	6,144
Total current liabilities	20,231
Long-term debt	81,767
Other liabilities	287
Deferred tax liability	8,181
Long-term lease liability	21,325
Total liabilities	131,791

Capital contributions and members’ equity	125,669
Total liabilities and members’ equity	$257,460

See notes to Consolidated Financial Statements.

TCFII NXEDGE LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
Year Ended December 31, 2020
(in thousands)

Members’ Equity
Balance, December 31, 2019	$106,501
Net income	28,838
Stock-based compensation	330
Member distributions	(10,000)
Balance, December 31, 2020	$125,669

See notes to Consolidated Financial Statements.

TCFII NXEDGE LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Overview, Basis of Presentation, Significant Accounting Policies and Recently Issued Authoritative Guidance

Overview

TCFII NxEdge LLC was incorporated in April 2016 under the laws of the state of Delaware to consolidate certain operating subsidiaries (collectively the “Company”). The Company provides a variety of products, services, and support to manufacturing operations primarily for the semiconductor and display industries. The Company’s operating locations are located in Boise, Idaho; Morgan Hill, California; San Carlos, California; and Santa Clara, California.

Basis of Presentation

The Consolidated Financial Statements reflect the accounts of the Company and include subsidiaries of TCFII NxEdge LLC. All intercompany accounts and transactions between the Company’s consolidated operations have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts of assets and liabilities and the disclosures regarding contingent assets and liabilities at period end and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Summary of Significant Accounting Policies

Revenue Recognition - The Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the Company satisfies a performance obligation.

The Company enters into contracts with its customers to provide manufactured products and machining, etching, coating, and refurbishing services for existing products, which are generally short-term contracts allowing for the satisfaction of the respective performance obligation in less than one year. A contract exists when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

The Company’s contracts with customers typically include a single performance obligation to transfer the specific goods and services.

The pricing and payment terms for contracts are based on the Company’s standard terms and conditions or the result of specific negotiations with each customer. Contracts do not contain a significant financing component as the Company’s standard terms and conditions generally require payment between 60 to 90 days from the invoice date depending on the customer.

Revenue is recognized when control of manufactured products, including shipping and handling fees billed to customers, where relevant, or services performed have transferred to customers. The Company’s customer arrangements for manufactured products has control transferring to customers at a point in time. For the manufactured products, this occurs as the products are shipped as that is generally when legal title, physical possession, and the risks and rewards of manufactured products transfers to the customer. For the service contracts, this occurs as the service is completed on the customer products and the items are shipped back to the customer.

The timing of revenue recognition, billings and cash collections results in trade receivables due from customers. Accounts receivable are recorded when the right to consideration becomes unconditional and are presented separately in the consolidated balance sheet. The opening balance as of January 1, 2020, totaled approximately $20.8 million.

Net sales includes reductions in revenue for customer returns. These amounts are known and determined in real-time through the customer acceptance of the delivery process; any nonconforming product is identified and the issues are communicated to the Company such that they are able to coordinate the rework or discounts.

Amounts billed to customers related to shipping and handling costs are included in net sales in the consolidated statement of operations. The Company has elected to account for shipping and handling costs as fulfillment costs and are included in cost of sales in the consolidated statement of operations.

The Company disaggregates its revenue from contracts with customers by individual location within its vertically integrated structure. The Morgan Hill, Boise, and AceCo locations design and manufacture semiconductor manufacturing equipment such as lathe machining and horizontal machining, as well as provide coating and post coating cleaning.  The Santa Clara and San Carlos locations perform anodizing, plating, and cleaning services. The Company believes it best demonstrates the respective scales of operations and its impact on revenue and cash flows. Revenue by location for the year ended December 31, 2020 was as follows:

(in thousands)
Morgan Hill	$59,264
Boise	51,160
AceCo	50,991
Santa Clara	8,424
San Carlos	6,504
Other	115
Net sales	$176,458

Sales Tax - Taxes collected from customers and remitted to governmental authorities are presented in the consolidated statement of operations on a net basis.

Cost of Sales - Costs of sales consist primarily of direct and indirect costs associated with the manufacturing and servicing of the Company’s products. Direct costs include material and labor, while indirect costs include, but are not limited to, inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs, depreciation of manufacturing assets, and other distribution costs.

Selling, General and Administrative Expenses - Operating expenses consist primarily of compensation and related taxes and benefits for sales, finance, engineering, development, and general management and administrative personnel. In addition, amortization of intangible assets (See Note 4) and lease expense for the buildings used in operations are included (See Note 9).

Cash and Cash Equivalents - The Company considers all highly liquid instruments with a maturity of 90 days or less when purchased to be cash equivalents. The Company’s cash and cash equivalents consist of demand deposits in large financial institutions. At times, balances may exceed federally insured limits.

Accounts Receivable - The Company extends credit to its customers based on their creditworthiness and past transaction history, typically requires no collateral, and does not charge interest. Accounts receivable are recorded at the original invoice amount less an estimate for doubtful accounts based on a regular review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by considering historical experience applied to an aging of accounts.

The Company also considered the measurement of credit losses on financial instruments, which modifies the measurement of expected credit losses of certain financial instruments, including trade receivables, contract assets, and lease receivables. It was determined that the impact of this accounting standard on the Company’s financial instruments was immaterial.

On December 31, 2020, the allowance for doubtful accounts was approximately $0.1 million. Trade receivables are written off when deemed uncollectible, and recoveries of trade receivables previously written off are recorded as income when received.

Inventories - Inventories are valued at the lower of standard cost (which approximates actual costs on a first-in, first-out basis) or net realizable value.

Research and Development Costs - Research and development costs are expensed as incurred and recorded in cost of sales and selling, general, and administrative expenses in the income statement.  Research and development costs totaled approximately $1.9 million for the year ended December 31, 2020.

Construction in Progress - Construction in progress is related to the development of property and equipment that has not yet been placed in service for its intended use and is, therefore, not depreciated. Construction in progress currently includes capitalized costs related to certain of the Company’s production facilities and manufacturing equipment. These projects have anticipated in-service dates throughout 2021. The total remaining cost to complete the open projects as of December 31, 2020, is estimated to be approximately $0.9 million.

Property, Plant, and Equipment - Property, plant, and equipment are recorded at cost. Depreciation of property, plant and equipment is calculated using the straight-line method over the following estimated useful lives of the asset: buildings and improvements, 10 to 20 years, machinery and equipment, 7 to 15 years; office equipment, fixtures, and software, 3 to 10 years.

Leasehold improvements are amortized using the straight-line method over the lesser of the related lease terms or the asset’s useful life.

Valuation of Long-Lived Assets - The Company periodically evaluates the carrying value of long-lived assets at the group level, including, but not limited to, property, plant, and equipment, goodwill and other intangible assets. The carrying value of a long-lived asset is considered impaired only if undiscounted cash flows are less than book value. Management does not believe there were any impaired long-lived assets as of December 31, 2020.

Goodwill and Other Intangible Assets - Goodwill represents the excess of the purchase price over the estimated fair value of the net assets of acquired businesses. Goodwill is not amortized, but instead is subject to annual impairment testing conducted each year as of November 1. The goodwill asset impairment test involves comparing the fair value of a reporting unit to its carrying amount. The Company would recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit. Interim tests may be required if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The first step in identifying a reporting unit is to identify operating segments based on how information is organized for the Chief Operating Decision Maker (“CODM”) to assess company performance and make decisions about resource allocation. A reporting unit is an operating segment or a component, that is one level below an operating segment.  After identifying the reporting units, the Company performs a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  Qualitative factors such as macroeconomic conditions, industry and market considerations, overall financial performance, and any other relevant entity-specific events are considered. If after assessing the totality of events or circumstances, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a quantitative goodwill impairment test would be performed using a discounted cash flow or market value approach to estimate fair value.

The Company completed the required annual impairment test of goodwill as of November 1, 2020, by first performing a qualitative assessment. Based on the qualitative assessment and consideration of reporting unit performance, market factors, and other events, the Company concluded that it was likely that the fair value of each of the reporting units exceeded their carrying values. The most recent annual assessment was conducted in the context of information that was reasonably available to us, as well as the consideration of the future potential impacts of COVID-19 on the business. However, because of uncertainties at this time with respect to the severity and duration of the COVID-19 outbreak, the duration and terms of related governmental orders restricting activities, and the timing and pace of any economic recovery as COVID-19 impacts ultimately abate, the Company cannot predict with specificity the extent and duration of any future impact on the business and financial results from COVID-19. In addition, although most of the operations have been treated as “essential” operations under applicable government orders restricting business activities that have been issued to date, and accordingly have been permitted to continue to operate, it is possible that they may not continue to be so treated under future government orders, or, even if so treated, site-specific health and safety concerns might otherwise require certain of the operations to be halted for some period of time. Accordingly, if the impact is more severe or longer in duration than the Company has projected, such impact could potentially result in impairments of assets in future periods.

Other intangible assets are recorded at cost or, when acquired as a part of a business combination, at estimated fair value. These assets include customer relationships, developed technology, and trade names. Intangible assets that have definite lives are amortized using a method that reflects the pattern in which the economic benefits of the assets are consumed or the straight-line method over estimated useful lives of 10 to 20 years.  Interim tests may be required if an event occurs or circumstances change that would more likely than not reduce the fair value below the carrying value or change the useful life of the asset.

Loan Fees - Loan fees associated with the long-term debt are presented as an offset against the total debt balance. The fees are being amortized using the straight-line method over the life of the loan agreements and recorded to interest expense. Amortization of loan fees recorded for the year ended December 31, 2020, totaled approximately $0.9 million, which included approximately $0.5 million of unamortized costs that were written off to interest expense due to the extinguishment of debt in November 2020.

Income Taxes - The Company accounts for income taxes utilizing the asset and liability method, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences between the Consolidated Financial Statements and tax basis of assets and liabilities.

Concentrations of Risk - Financial instruments which potentially subject the Company to the concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

One customer accounted for approximately 49% of accounts receivable at December 31, 2020 and 52% of consolidated revenues for the year then ended.

Fair Value Measurements – Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.
•
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the Company’s own assumptions.

The fair value of intangible assets associated with acquisitions is determined using an income valuation approach. Projecting discounted future cash flows requires the Company to make significant estimates regarding projected revenues and profit margins, projected capital expenditures, changes in working capital, discount rates, attrition rates, royalty rates, obsolescence rates and tax rates. This non-recurring fair value measurement would be classified as Level 3 due to the absence of quoted market prices or observable inputs for assets of a similar nature.

The Company reviews the carrying amounts of long-lived assets when certain events or changes in circumstances indicate that the carrying amounts may not be recoverable.  An impairment loss is recognized when the carrying amount of the asset group is not recoverable and exceeds its fair value.  The Company estimates the fair values of assets subject to long-lived asset impairment based on its own judgments about the assumptions that market participants would use in pricing the assets. In doing so, the Company uses a market approach when available or an income approach based upon discounted cash flows. The key assumptions used for the discounted cash flow approach include expected cash flows based on internal business plans, projected growth rates, discount rates, and royalty rates for certain intangible assets.  The Company classifies these fair value measurements as Level 3.

Accounting Standards Not Yet Adopted

In December 2019, a standard was issued that simplified the accounting for income taxes in nine unrelated areas. The standard is effective for fiscal years beginning after December 15, 2020 with early adoption permitted. We are currently evaluating the new guidance to determine the impact it will have on our consolidated financial statements.

In March 2020, a standard was issued related to reference rate reform and provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting due to the cessation of the London Interbank Offered Rate (“LIBOR”). The amendments in this update are effective for the Company as of March 12, 2020, through December 31, 2022. Adoption of this guidance and its future impact will depend on the manner in which the Company and its lenders ultimately address the removal of LIBOR as it relates to the Loan Agreement described in Note 5.

2.	Income Taxes

Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. The tax effects of temporary differences give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2020 as follows:

(in thousands)
Deferred Tax Assets
Accrued vacation	$164
Operating leases	6,043
Inventory	182
Other	365
Total Deferred Tax Assets	6,754

Deferred Tax Liabilities
Property and equipment	(2,197)
Goodwill and other intangibles	(6,695)
Operating leases	(6,043)
Total Deferred Tax Liabilities	(14,935)

Net Deferred Tax Liability	$(8,181)

The provision for income tax expense consists of the following for the year ended December 31, 2020:

(in thousands)
Current
Federal income tax expense	$4,255
State income tax expense	1,177
Total Current Income Tax Expense	5,432

Deferred
Federal income tax expense	(477)
State income tax expense	(106)
Total Deferred Income Tax Expense	(583)

Total Income Tax Expense	$4,849

The effective income tax rate from operations varied from the statutory federal income tax rate as follows:

Percent of Pretax Income
Year Ended December 31, 2020
Statutory federal income tax rate	21%
Non-taxable entities	(8.7)
State and local taxes	2.4
Research and employment tax credits	(0.2)
Nondeductible expenses	(0.1)
Effective income tax rate	14.4%

The effective tax rate for the period was primarily driven by the income of entities which are not subject to U.S. tax which resulted in a net $2.9 million benefit to the rate, partially offset by the impact of state tax resulting in a $0.8 million expense.

As of December 31, 2020, the Company did not realize any unrecognized tax benefits in income tax.  The Company also did not have any net operating loss carryforwards in any jurisdiction.

U.S. federal income tax returns and state income tax returns for tax years 2018 and forward remain open to examination, however currently the U.S. Internal Revenue Service (“IRS)” and respective state jurisdictions have not opened any active examinations.

3.	Inventories

Inventories consist of the following at December 31, 2020:

(in thousands)
Finished products	$2,256
Work in process	7,970
Raw materials and supplies	5,785
16,011
Less: inventory reserve	(979)
Total inventories, net	$15,032

4.	Goodwill and Other Intangible Assets, net

The following table outlines changes the carrying amount of goodwill for the year ended December 31, 2020:

(in thousands)
Goodwill as of December 31, 2019	$59,257
Changes in goodwill	—
Goodwill as of December 31, 2020	$59,257

There have been no accumulated impairment losses recorded in the goodwill balance above.

Identifiable intangible assets are as follows as of December 31, 2020:

	Gross Carrying Amount	Accumulated Amortization
	(in thousands)
Amortized:
Customer relationships	$50,294	$(5,112)
Developed technology	30,963	(10,137)
Trade names	4,597	(1,713)
Total	$85,854	$(16,962)

Amortization expense for the year ended December 31, 2020, was $5.2 million.

The estimated amortization expense for definite-lived (amortized) intangible assets for the next five years is as follows:

(in thousands)
2021	$5,186
2022	$5,186
2023	$5,186
2024	$5,186
2025	$5,186

5.	Long-Term Debt

(in thousands)
Term loan	$90,759
Capital equipment financing	258
Total long- term debt	91,017
Less: unamortized issuance costs	(1,644)
Total long-term debt, net of unamortized issuance costs	89,373
Less: current maturities	(7,606)
Long-term debt, net	$81,767

On February 7, 2018, the Company entered into a credit agreement with a group of banks led by Cadence Bank, N.A. (“Lenders”) for a term loan in the amount of $50.0 million. On March 18, 2019, Lenders extended additional credit to the Company in the form of a real estate term loan in the amount of $5.6 million.  On September 30, 2019, the Company assumed additional $50.0 million of debt as part of the Stock Purchase Agreement.  In November 2020, the Company refinanced the existing indebtedness, resulting in a consolidated term loan in the aggregate original principal amount of $90.1 million. As part of the consolidation of outstanding principal, there were certain lenders that did not participate in the consolidation of the loan and as such the Company treated the event as a partial modification and partial extinguishment of debt. The term loan accrues interest at a variable rate plus a defined margin based on the senior leverage ratio, which was approximately 4.00% as of December 31, 2020, maturing in 2025.

Scheduled principal payments are as follows as of December 31, 2020:

(in thousands)
2021	$7,606
2022	6,861
2023	9,006
2024	11,257
2025	56,287
Total	$91,017

The Cadence Bank, N.A. long-term debt is subject to certain financial covenants. The Company was in compliance of all financial covenants as of December 31, 2020. As noted in Note 15 - Subsequent Events, all indebtedness of the Company was extinguished in connection with the purchase of the Company on December 17, 2021.

6.	Bank Line of Credit

On February 7, 2018, the Company entered into a revolving credit agreement with Cadence Bank, N.A. for total borrowing capacity of $25.0 million. As part of the debt consolidation described in Note 5, the revolving credit agreement was modified to a borrowing capacity of $15.0 million.  The agreement defines a variable interest rate plus a predetermined margin based on the senior leverage ratio. The interest rate amounted to 4.00% as of December 31, 2020. The credit agreement was modified during the year ended December 31, 2020 and is scheduled to mature February 2025. Outstanding advances under this revolving credit agreement totaled approximately $0.7 million as of December 31, 2020, and are collateralized by substantially all of the Company’s assets. The borrowing arrangement is subject to certain financial covenants of which the Company is in compliance as of December 31, 2020.

7.	Postretirement Benefits

The Company’s 401K benefit plan allows employees to voluntarily defer a percentage of their salary into the plan up to specified limits as defined in the Internal Revenue Code. The Company maintains a discretionary match up to $500 of each employee’s contributions per fiscal quarter if the Company achieves its profitability goals. Company matching contributions for the benefit plan were approximately $0.3 million for the year ended December 31, 2020, and are recorded within the cost of sales and selling, general and administrative expenses.

8.	Members’ Equity

The equity of the Company is composed of three classes: Class A, Class B, and Class C shares. Class A and B outstanding units total 525,000 each and entitle the members to distributions and allocations along with the right to vote on, consent to, or otherwise participate in any decision of the members. Class C outstanding units total 207,460 and provide the holder the right to distributions subject to certain liquidation preferences defined in the Class C award documents (See Note 13). Class A and B members are entitled to a liquidation preference for return of contributed capital and a preferred return. Following this preferred distribution, Class C members are entitled to distribution according to their percentage interests based on a calculation defined in the agreement. Class A, B, and C members share in any excess distributions in proportion to their percentage interests.

Members are not liable for the debts, liabilities, or obligations of the Company beyond their respective capital contributions. Members are not required to contribute to the capital of or to loan any funds to, the Company.

9.	Leases

The Company leases office and warehouse space for its various locations in California and Idaho and equipment under operating leases with terms ranging from 5 to 15 years, expiring through 2032.

The Company maintains two leases with entities that are owned and managed by a stockholder, officer, and employee of the Company.

For purposes of financial reporting, the total lease expense over the life of the lease term, without consideration of inflation adjustments, is recognized on a straight-line method over the period of benefit of use.

The Company regularly enters into operating leases primarily for real estate and equipment.  Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company has elected an accounting policy to combine lease and non-lease components.

The Company’s real estate leases have remaining terms of up to 11 years, some of which contain options to renew up to 5 years. Some leases contain non-lease components, which may include items such as building common area maintenance, building parking, or general service and maintenance provided for leased assets by the lessor.

Right of use assets and liabilities related to operating leases as of December 31, 2020 were as follows:

	Balance Sheet Classification	December 31, 2020

Right-of-use-assets	Operating right of use asset	$22,196

Current liability	Accrued expenses	2,276
Long-term liability	Long-term lease liability	21,325
Total liability		$23,601

Substantially all of the Company’s operating lease assets and liabilities arose from real estate as of December 31, 2020.

The Company renewed existing leases that resulted in new right-of-use assets totaling $2.6 million during the year ended December 31, 2020.

Most of the Company’s leases do not provide an implicit rate for calculating the right of use assets and corresponding lease liabilities. Accordingly, the Company determines the interest rate that would have to be paid to borrow on a collateralized basis over a similar term and amount equal to the lease payments in similar economic environments.

The lease costs and cash flows for the year ended December 31, 2020 were as follows:

Lease costs:
Operating lease costs	$3,782

Cash flows:
Operating cash flows from operating leases	$3,459

The weighted average remaining lease term and discount rates at December 31, 2020 were 10 years and 5.9%, respectively. The Company had insignificant costs related to short-term or variable lease payments for the year ended December 31, 2020.

A maturity analysis of undiscounted operating lease liabilities as of December 31, 2020, is shown in the table below:

Year Ending December 31,	Operating Lease Payments
2021	$3,582
2022	3,525
2023	3,043
2024	2,921
2025	2,649
Thereafter	15,749
Total lease payments	31,469
Less: interest	7,868
Present value of lease liabilities	$23,601

The operating lease payments listed in the table above include all current leases. The payments also include all renewal periods that are reasonably expected to be exercised.

The Company rarely enters into finance leases. Since finance lease amounts and finance lease related costs are not significant to the Company’s consolidated financial position or results of operations, additional disclosures regarding finance leases are not presented.

10.	Fair Value Measurements

The Company’s cash equivalents include demand deposits with a maturity of 90 days or less that approximate fair value. The carrying value of the Company’s debt approximates fair value and is considered Level 2 as interest rates are based on variable rates tied to observable inputs (LIBOR or the prime rate).

11.	Commitments and Contingencies

On September 29, 2021, plaintiff Felis Perez filed a class action and Private Attorney General Act (“PAGA”) lawsuit against NxEdge MH, LLC. (the “Lawsuit”).  No formal discovery has been conducted and a trial date has not been set.  The Lawsuit alleges individual and putative claims against the Company under California state wage and hour laws.  Specifically, the Lawsuit asserts claims for (1) failure to provide meal and rest periods; (2) failure to pay all wages earned for all hours worked at the correct rates of pay; (3) wage statement penalties; (4) waiting time penalties; and (5) unfair competition.

Plaintiff’s proposed class consists of “all hourly, non-exempt workers, including metal detail workers and package handlers, individuals performing work comparable to the aforementioned, and individuals in similar positions at any time during the period beginning four years prior to the filing of this action and ending on the date that final judgment is entered in this action.”  The Lawsuit seeks damages for a collection of alleged California Labor Code violations. The Lawsuit also seeks recovery for civil penalties pursuant to PAGA.  The PAGA claims rely on the same violations of the Labor Code for the civil penalties.  This case is in its very early stages and at this time, management is unable to provide an evaluation of the likelihood of an unfavorable outcome or an estimate as to the range of potential loss, if any.  Accordingly, no accrual is reflected in the accompanying Consolidated Balance Sheet at December 31, 2020.

12.	Property, Plant, and Equipment

Property, plant and equipment consist of the following at December 31, 2020:

(in thousands)
Land	$3,381
Buildings	22,612
Machinery and equipment	50,265
Leasehold improvements	2,810
Furniture and fixtures	638
Construction in process	5,530
85,236
Less accumulated depreciation	(22,725)
Total	$62,511

Depreciation expense totaled approximately $7.8 million for the year ended December 31, 2020.

13.	Management Incentive Plan

Effective February 2, 2020, the Company adopted a management incentive program plan to provide eligible employees and other parties related to the Company the opportunity to receive grants of nonvoting Class C Units as defined the Company’s amended and restated LLC agreement. The grantees would be entitled to Class C liquidating distributions to the extent the distributions exceed a specific threshold upon certain triggering events as defined in the award documents. The awards, which are intended to be classified as profits interests, vest either at change of control or on a schedule pre-agreed with each grantee. Management has determined the fair value of these awards at date of grant is approximately $0.3 million, which was expensed in the year and recorded within selling, general and administrative expenses. These awards grant the Company certain repurchase rights upon death, disability, or termination of employment.

14.	Related Party Transactions

The Company leases two buildings that are owned and managed by a stockholder, officer, and employee of the Company. In 2020, the Company recorded approximately $2.0 million in rent expense related to these leases. For a further discussion of leases, see Note 9 - Leases.

The Company pays its equity sponsor an annual management fee of approximately $0.6 million and distributions related to its tax liability for certain entities included in the Consolidated Financial Statements. Distributions paid during the year ended December 31, 2020, totaled $10.0 million.

15.	Subsequent Event

The consolidated financial statements of TCFII NxEdge LLC are derived from the Consolidated Financial Statements of TCFII NxEdge Holdings LLC, which issued its financial statements for the year ended December 31, 2020 on May 17, 2021. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through May 17, 2021. Additionally, TCFII NxEdge LLC has evaluated transactions and other events that occurred through March 4, 2022, the date these consolidated financial statements were issued, for purposes of disclosure of unrecognized subsequent events.

On November 4, 2021, EnPro Holdings, Inc. (“EnPro Holdings”), a direct subsidiary of EnPro Industries, Inc., entered into a Purchase and Sale Agreement (“Purchase Transaction”) dated as of November 4, 2021 with TCFII NxEdge LLC (the “Seller”) and TCFII NxEdge LLC providing for the sale by the Seller to EnPro Holdings of all issued and outstanding membership interests of the Company for $850.0 million in cash, subject to standard working capital and other adjustments.  The purchase of the Company on the above agreed terms by EnPro Holdings was completed on December 17, 2021 and in connection the term loan described in Note 5 - Long-Term Debt was extinguished.  The purchase has resulted in a new basis of accounting for the Company as the Company has been consolidated with EnPro Industries, Inc. effective on the acquisition date.